Exhibit 99.2

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Reports 30% Third Quarter 2010 Revenue Growth

Increases 2010 Revenue Guidance; Provides 2011 Financial Guidance

IRVINE, Calif. (October 27, 2010) – Endologix, Inc. (NASDAQ: ELGX), developer of minimally invasive treatments for aortic disorders, today announced financial results for the three and nine months ended September 30, 2010.

John McDermott, Endologix President and Chief Executive Officer, said, “Our strong results were driven by the effectiveness of our sales team and the successful roll out of the new Powerlink sizes and PowerFit aortic extensions during the third quarter. We received very positive physician feedback on the new products during their limited release and accelerated the full market release into September. The addition of these new products allows our U.S. sales team to gain additional procedures and provides physicians the opportunity to offer the unique benefits of anatomical fixation to more patients.”

Mr. McDermott added, “We also continue to progress on all fronts with our new product initiatives. Enrollment in our PEVAR (Percutaneous Endovascular Aneurysm Repair) clinical trial is on track to be completed in 2011, positioning us to be the only company with a percutaneous indication in 2012. We also recently announced a development and exclusive license agreement with Evasc Medical Systems Corp. that secures core technology being used in our Ventana fenestrated stent graft. Today, we announced that we have signed a definitive agreement to acquire Nellix, Inc., a privately-held medical device company which provides an innovative, next-generation product platform that could further separate Endologix from the competition and position the company to become a market leader in minimally invasive devices to treat aortic disorders.”

Financial Results

Total revenue in the third quarter of 2010 was $17.9 million, a 30% increase from $13.8 million in the third quarter of 2009 and a 14% sequential increase. Domestic revenue was a record $15.2 million, a 35% increase from $11.3 million in the third quarter of 2009 and a 19% sequential increase. International revenue was $2.6 million, a 6% increase (10% on a constant currency basis) from $2.5 million in the third quarter of 2009, which included initial stocking orders for the IntuiTrak product launches in Europe and China. International sales declined by 9% sequentially due to seasonality in Europe and timing differences in orders from Japan. For the nine months ended September 30, 2010, total revenue increased 24% to $48.0 million, compared with $38.8 million for the nine months ended September 30, 2009.

Gross profit was $14.1 million in the third quarter of 2010, representing a gross margin of 79%. This compares with gross profit of $10.1 million and a gross margin of 73% in the third quarter of 2009. Gross profit was $37.2 million for the nine months ended September 30, 2010, representing a gross margin of 78%. This compares with gross profit of $29.0 million and a gross margin of 75% for the nine months ended September 30, 2009. Higher gross margin for the three and nine months ended September 30, 2010 was driven by more favorable product mix due to new products and a reduction in manufacturing costs per unit.

Total operating expenses were $14.6 million in the third quarter of 2010, compared with $10.2 million in the third quarter of 2009. Marketing and sales expenses increased to $8.6 million in the third quarter of 2010 from $6.6 million in the same period last year. Research, development and clinical expenses increased to $3.3 million in the third quarter of 2010 from $1.7 million in the same period last year. This included $500,000 related to the development and license agreement with Evasc Medical Systems. General and administrative expenses were $2.7 million, compared with $2.0 million in the third quarter of 2009. General and administrative expenses in third quarter of 2010 included $575,000 in legal expense related to the patent disputes with Cook Medical and Bard Peripheral Vascular, Inc. and $290,000 in expenses related to the Nellix acquisition. In total, the above amounts for litigation and business development expenses during the third quarter equaled $1.4 million, or $0.03 per share.

Total operating expenses for the nine months ended September 30, 2010 were $38.1 million, compared with $30.6 million for the nine months ended September 30, 2009. Marketing and sales expenses increased to $23.1 million in the first nine months of 2010, up from $19.8 million in the same period last year. Research, development and clinical expenses increased to $8.0 million in the first nine months of 2010, up from $4.5 million in the same period last year. General and administrative expenses were $7.0 million, compared with $6.3 million for the nine months ended September 30, 2009.

Endologix reported a net loss for the third quarter of 2010 of $466,000 or $(0.01) per share, compared with a net loss of $156,000 or $(0.00) per share, for the third quarter of 2009. For the nine months ended September 30, 2010, the Company reported a net loss of $1.1 million, or $(0.02) per share, compared with a net loss of $1.8 million, or $(0.04) per share, for the nine months ended September 30, 2009. Total cash and cash equivalents were $22.9 million as of September 30, 2010, compared with total cash and cash equivalents of $24.1 million as of December 31, 2009.

“Excluding legal expenses related to the Cook and Bard patent cases and the business development investments noted above, our core business was profitable during the third quarter. This was driven by strong revenue growth and improving gross margins,” stated Endologix Chief Financial Officer Bob Krist. “During the quarter we added 3 new sales representatives, bringing the total number of reps at quarter end to 61, and we continue to expect to meet our targeted 30% increase in the sales force during 2010.”

Mr. Krist added, “Accounts receivable days outstanding were 59 days at the end of the third quarter, down from 61 days at the end of the second quarter. The DSO improvement from the second quarter contributed to the generation of $444,000 in free cash flow during the third quarter, positioning the Company to achieve our goal of fully funding our 2010 planned investments in the sales force expansion and new product pipeline with internally generated cash flow.”

Based on the results for the first nine months of 2010, the Company is increasing its full year 2010 revenue guidance and reiterating its full year 2010 earnings per share guidance. The Company now anticipates 2010 revenue to be in the range of $66 million to $67 million, up from the previous guidance range of $62 million to $66 million, representing annual growth of 26% to 28%. For the full year 2010, the Company expects to generate positive earnings per share excluding the impact of litigation, acquisitions or other business development transactions.

For the full year 2011, the Company anticipates total revenue to be in the range of $78 million to $82 million, representing growth of 16 % to 24%. In 2011, the Company expects to generate a net loss of $0.25 to $0.30 per share due to planned investments in building a direct sales force in Europe and developing the acquired Nellix technology in anticipation of a commercial launch in Europe and the initiation of a U.S. IDE clinical trial in 2012. The Company’s 2011 loss per share guidance also includes ongoing investments in the U.S. sales force, research and development and clinical initiatives, and excludes the potential impact of adverse litigation outcomes, acquisitions or other business development transactions.

Conference Call Information

Endologix management will host a conference call to discuss these topics today beginning at 5:30 p.m. Eastern time (2:30 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or (858) 384-5517 from outside the U.S., and entering pin number 358458. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Additional Information About the Proposed Transaction and Where to Find It

This press release may be deemed soliciting material relating to the proposed transaction between Endologix, Inc. and Nellix, Inc. In connection with the proposed transaction, Endologix, Inc. will file a proxy statement and other relevant documents with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND THESE OTHER DOCUMENTS WHEN THEY BECOME

AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENDOLOGIX, INC. AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed by Endologix, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s Web site at www.sec.gov.

The proxy statement and other relevant documents are also available for free on Endologix, Inc.’s website at www.endologix.com under “Investor Relations/Financial Information/SEC Filings” or by directing such request to Investor Relations, Endologix, Inc., (949) 595-7283.

Endologix, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Endologix, Inc. in connection with the proposed transaction. Information concerning the interests of Endologix, Inc.’s participants in the solicitation is set forth in Endologix, Inc.’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the proposed transaction when it becomes available.

Forward Looking Statements

Except for historical information contained herein, this news release contains forward-looking statements, including with respect to 2010 and 2011 financial guidance, the launch of new products, expansion of the number of sales territories in 2010, planned investments in research and development activities, the outcome of clinical trial initiatives and the proposed acquisition of Nellix, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System and related new products, product research and development efforts, the ability to consummate the proposed acquisition of Nellix, the ability to successfully integrate Nellix’s technology, and other economic, business, competitive, legal matters and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Domestic revenue	$15,246	$11,296	$40,023	$32,882
International revenue	2,628	2,481	7,985	5,897

Total revenue	17,874	13,777	48,008	38,779
Cost of revenue	3,822	3,659	10,795	9,820

Gross profit	14,052	10,118	37,213	28,959

Operating expenses:
Research, development and clinical	3,338	1,658	8,039	4,511
Marketing and sales	8,567	6,591	23,134	19,783
General and administrative	2,673	1,991	6,957	6,290

Total operating expenses	14,578	10,240	38,130	30,584

Loss from operations	(526)	(122)	(917)	(1,625)

Other income (loss):
Interest income (expense)	7	(48)	11	(153)
Other income (expense)	53	14	(165)	20

Total other income (expense)	60	(34)	(154)	(133)

Net loss	($466)	($156)	($1,071)	($1,758)

Basic and diluted net loss per share	($0.01)	($0.00)	($0.02)	($0.04)

Shares used in computing basic and diluted net loss per share	48,842	46,220	48,390	44,316

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$22,871	$24,065
Accounts receivable, net	12,675	8,342
Other receivables	127	3
Inventories	7,286	5,540
Other current assets	429	389

Total current assets	43,388	38,339
Property and equipment, net	2,100	2,089
Goodwill	4,631	4,631
Intangibles, net	5,050	6,104
Other assets	178	129

Total Assets	$55,347	$51,292

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,404	$7,199
Current portion of long term debt	82	79

Current liabilities	9,486	7,278
Long term liabilities:
Long term debt	21	83
Other long term liabilities	1,034	1,051

Long term liabilities	1,055	1,134

Total liabilities	10,541	8,412

Stockholders’ equity:
Common stock, $.001 par value; 75,000 shares authorized, and 49,492 and 49,152 shares issued, and 48,997 and 48,657 outstanding	50	49
Additional paid-in capital	192,652	189,656
Accumulated deficit	(147,235)	(146,164)
Treasury stock at cost, 495 shares	(661)	(661)

Total stockholders’ equity	44,806	42,880

Total Liabilities and Stockholders’ Equity	$55,347	$51,292

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